Exhibit 10(yy)

May 7, 2001

Gregory Curl

NCI-007-57-06

Charlotte, NC

Dear Greg,

This letter confirms our commitment to you concerning your Supplemental Executive Retirement Plan and Employment Agreement dated January 30, 1996. You are currently a participant in the Bank of America Supplemental Executive Retirement Plan (SERP). Attached is an illustration showing your benefit under this plan. Under the terms of this plan you are vested in the retirement benefit when you reach age 55 with 15 years of service.

We agree that if your employment is terminated for any reason other than cause prior to the date you become vested (September 1, 2003); we will provide you with the benefit you have earned that would be payable at age 55 upon your termination. If your termination is for cause as defined in Section 6.5 of your employment agreement your SERP benefit continues to be forfeitable under the plan’s provisions.

Your Employment Agreement dated January 30, 1996 continues to be in effect. Under the terms of this agreement you are eligible to receive a severance benefit of 1 year of your current base salary plus 1 year continuation of health and welfare benefits if you are terminated for any reason other than cause or voluntarily terminate your employment. Based on your current age and service, you meet the eligibility requirements for retirement under the medical and stock programs. As you would now qualify for benefits under the Retiree Medical Plan we agree that the healthcare continuation provision no longer applies. All stock awards and stock options will automatically be fully vested upon your termination. All other aspects of the agreement continue to apply and we agree benefits provided under Article 7 (Change In Control) are not applicable at this time.

If you agree that this letter correctly outlines our commitment to you, please sign and return one copy to me.

/s/ James H. Hance, Jr.

James H. Hance, Jr.

cc: Charles Loring

Agreed and Accepted:

/s/ Gregory Curl
Gregory Curl

May 15, 2001
Date